Exhibit 21
SUBSIDIARIES

Other names under
	Jurisdiction of	which entity does
Subsidiary Name	Incorporation	business
Alaska Native Broadband 1, LLC	Delaware
Alaska Native Broadband 1 License, LLC	Delaware
Cricket Communications, Inc.	Delaware	Cricket Wireless, Inc.
Backwire.com, Inc.	Delaware
Telephone Entertainment Network, Inc.	Delaware
Cricket Licensee (Reauction), Inc.	Delaware
Cricket Licensee I, Inc.	Delaware
Chasetel Real Estate Holding Company, Inc.	Tennessee
Cricket Alabama Property Company	Delaware
Cricket Arizona Property Company	Delaware
Cricket Arkansas Property Company	Delaware
Cricket California Property Company	Delaware
Cricket Colorado Property Company	Delaware
Cricket Florida Property Company	Delaware
Cricket Georgia Property Company, Inc.	Delaware
Cricket Idaho Property Company	Delaware
Cricket Illinois Property Company	Delaware
Cricket Indiana Property Company	Delaware
Cricket Kansas Property Company	Delaware
Cricket Kentucky Property Company	Delaware
Cricket Michigan Property Company	Delaware
Cricket Minnesota Property Company	Delaware
Cricket Mississippi Property Company	Delaware
Cricket Nebraska Property Company	Delaware
Cricket Nevada Property Company	Delaware
Cricket New Mexico Property Company	Delaware
Cricket New York Property Company, Inc.	Delaware
Cricket North Carolina Property Company	Delaware
Cricket Ohio Property Company	Delaware
Cricket Oklahoma Property Company	Delaware
Cricket Oregon Property Company	Delaware
Cricket Pennsylvania Property Company	Delaware
Cricket Texas Property Company	Delaware
Cricket Utah Property Company	Delaware
Cricket Washington Property Company	Delaware
Cricket Wisconsin Property Company	Delaware
Leap PCS Mexico, Inc.	California
Leap Wireless Mexico S.A. de C.V.	Mexico
Orrengrove Investments Limited	Cyprus